Exhibit 5.1

Opinion of Honigman Miller Schwartz and Cohn LLP

May 17, 2010

InfoSpace, Inc.

601 108th Avenue NE

Suite 1200

Bellevue, WA 98004

Ladies and Gentlemen:

We have represented InfoSpace, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 750,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to options and restricted common units granted under the F-Four, LLC 2009 Unit Incentive Plan (the “Plan”), as assumed by the Company in connection with the Agreement and Plan of Merger, dated May 22, 2009, by and among the Company, Fox Acquisition I LLC, Fox Acquisition II LLC, and F-Four, LLC.

Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that (1) the Shares to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized and, (2) when issued and sold by the Company in accordance with the Plan and the assumed awards thereunder, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP